Ex 99.1

SILVERLEAF RESORTS, INC.
UPDATES HURRICANE IKE IMPACT

DALLAS, TX—September 25, 2008--Silverleaf Resorts, Inc. (NASDAQ: SVLF) today provided the following updated report on the effects of Hurricane Ike.

As previously announced, Hurricane Ike made landfall on Saturday, September 13, 2008, along the Texas coast near Silverleaf’s Seaside Resort in Galveston, Texas.   Silverleaf representatives have been granted access to the property and have made significant progress in the clean-up effort and further damage assessment.  The Company believes it will be able to reopen its Seaside Resort in October.

Further inland, Silverleaf’s Piney Shores Resort north of Houston also sustained wind damage.  A majority of the Piney Shores units have been reopened and all of the resort operations and amenities are available for use by the Company’s owners.  Repairs are expected to be completed on the remaining units in October.

The Company has not been able to assess the extent to which the impact of the hurricane will affect future results.  The Company will release updated information as it becomes available.  The Company maintains property and business interruption insurance related to hurricane losses sustained at both affected resorts.

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2007 Annual Report on Form 10-K filed on March 12, 2008.

For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218